Form of AMENDMENT TO THE
MANAGER DIRECTED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, dated as of the 27th day of September, 2016, to the Fund Accounting Servicing Agreement dated as of July 1, 2016, (the “Agreement”), is entered into by and between MANAGER DIRECTED PORTFOLIOS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Managed Director Portfolios:

Exhibit C, the Pemberwick Fund is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas J. Neilson	By: /s/ Michael R. McVoy

Name: Douglas J Neilson	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit C - Manager Directed Portfolios Fund Accounting Servicing Agreement; Fund Accounting, Fund Admininstration & Portfolio Compliance Fee Schedules at Sept, 2016

Name of Series
Pemberwick Fund

Annual Fee Based Upon Average Net Assets Per Fund*
____ basis points on the first $____
____ basis points on the next $____
____ basis points on the balance
Minimum annual fee:  $____ per fund

▪ Additional fee of $____ for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪ Additional fee of $____ per manager/sub-advisor per fund
Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)
Pricing Services
▪	$____ - Domestic Equities, Options, ADRs, Foreign Equities
▪	$____ - Domestic Corporates, Convertibles, Governments, Agencies, Futures, Options on Futures, Forwards, Currency Rates, Mortgage Backed
▪	$____ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$____ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$____ - Bank Loans
▪	$____ - Swaptions
▪	$____ - Credit Default Swaps
▪	$____ per Month Manual Security Pricing (>25per day)
Fair Value Services (Charged at the Complex Level)
▪	$____ per security on the First 100 Securities
▪	$____ per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action Services
▪	$____ per Foreign Equity Security per Month
▪	$____ per Domestic Equity Security per Month
Factor Services (security paydown factor data)
▪	$____ per CMOs, Asset Backed, Mortgage Backed Security per Month
Third Party Administrative Data Charges (descriptive data for each security)
▪	$____ per security per month for fund administrative

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.
Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Exhibit C (continued) - Manager Directed Portfolios Fund Accounting Servicing Agreement; Fund Accounting, Fund Admininstration & Portfolio Compliance Fee Schedules at Sept, 2016

Advisor’s Signature below acknowledges approval of the fee schedule on this Exhibit C.

Pemberwick Investment Advisors, LLC

By: ______________________________

Printed Name and Title: _____________________________    Date: ______________